Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-4

Securitize Holdings, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stocks, par value $0.0001 per share	(1)	Other	24,000,000	$12.36	$296,640,000.00	0.0001381	$40,965.99

Total Offering Amounts:							$296,640,000.00		40,965.99
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$40,965.99

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Offering Note(s)

(1)	Such number of shares represents the estimated maximum number of shares of common stock, par value $0.0001 per share, of the registrant to be issued to existing holders of Cantor Equity Partners II, Inc.’s Class A ordinary shares in connection with the business combination described herein.

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

In accordance with Rule 457(c), based on the average of the high ($12.87) and low ($11.85) prices of the CEPT Class A Ordinary Shares on The Nasdaq Global Market (“Nasdaq”) on January 23, 2026.

Calculated pursuant to Rule 457 under the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00013810.